EXHIBIT 10.12

February 13, 2014

Stephen Smith
31729 Maritime Ct
Avon Lake, OH 44012

Dear Steve

As you are aware, International Paper and Bain Capital are in discussions regarding a transaction (the “Transaction”) that would combine their respective distribution businesses into a newly formed company (“Newco”) whose shares will be listed on a national stock exchange. We have been discussing an employment opportunity for you with Newco. Given the nature of the Transaction and the amount of work to be done prior to closing the Transaction, we intend to hire you as an employee of IP/xpedx on the terms set forth below shortly after signing the definitive agreement for the Transaction, and in no event later than July 1, 2014. At the closing of the Transaction you would become an employee of Newco on the same terms as described below. You will be given ten (10) business days’ notice before your employment by Newco is publicly announced. If the Transaction should fail to close, you will remain an employee of IP/xpedx in accordance with the terms described herein.

We are pleased to confirm our offer of employment as Chief Financial Officer of Newco. The specifics of our offer are outlined below:

•	Primary work location: Atlanta, GA once Newco’s executive offices are available. Prior to that time the expectation is you will work from Loveland OH.

•	Start Date: within 30 days of public announcement (the “Public Announcement”) that the definitive agreement for the Transaction has been signed.

•	Monthly salary of $45,833 payable in accordance with our normal payroll practices, currently payable on a the last working day of each month;

•	Sign-on bonus: $1,500,000 payable within 30 days of employment by IP/xpedx.

•	Participation in annual non-equity incentive plan which provides an opportunity to earn a target of 85% of your base salary contingent upon attainment of selected business goals;

•
For the period of time you are employed by IP/xpedx, the terms of International Paper’s Management Incentive Plan (MIP) will be applicable with performance award levels and targets prorated for the portion of the performance cycle employed by IP/xpedx in accordance with the terms of the MIP. .

•
Once employed by Newco the terms of Newco’s non-equity incentive plan (“NewCo Management Incentive Plan”) will be applicable, It is anticipated that the expectations and opportunities for performance incentives will be consistent with that presented to potential Lenders.

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Participation in a long term incentive plan of Newco. See Exhibit A to this offer letter for a summary of key terms. For the time you are employed by IP/ xpedx you will participate in International Paper’s PSP program at a similar target level as set forth in Exhibit A. Your portion of the 2014 grant earned in 2014 will be paid out in cash following the closing of the Transaction.

•
Commuting expenses. Through September 2015 your commuting expenses (flight, accommodations, rental car) will be expensed as travel or grossed up, as appropriate. This benefit does not include living costs like food, gasoline for car, household expenses.

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Additional incentive compensation. You will have an opportunity to receive an additional incentive payment (“Additional Incentive Payment”) based upon Newco achieving certain EBITDA levels. Specifics of the plan will be approved by the board of directors of Newco. However, we contemplate this payout will be tied to EBITDA levels that Newco must achieve in order to trigger a payment to International Paper under the “earn-out” provisions of the definitive agreement for the Transaction.

•	If your payout threshold is met, your minimum payment will be $1,000,000, target will be $2,000,000 and maximum payment of $3,000,000 is possible.

•
It is possible that the Compensation Committee of the NewCo Board will decide to implement a compensation plan (“New Incentive”) for you and other members of senior management that is similar to this Additional Incentive Payment. In that event, the New Incentive program or plan approved by the Compensation Committee will replace the Additional Incentive Payment and your target payout under the New Incentive will not be less than $2,000,000. The Compensation Committee will have the final determination on whether the New Incentive is similar to the Additional Incentive Payment, but it will not be less than the current Additional Incentive Compensation Plan set forth above.

•	Your execution of a non-compete/ non-solicitation agreement. This agreement will be assigned to Newco at the closing of the Transaction.

•	Vacation: 4 weeks

•	Relocation: Newco Relocation program, which will be presented when available.

•	Travel Expenses. All reasonable and necessary travel expenses will be paid by the company.

•	Severance:

•	You will not be covered by IP/xpedx’s standard severance agreement, but rather the following provisions relating to severance.

i.
if the closing of the Transaction does not occur prior to the one-year anniversary of the Public Announcement, you will have the option to leave the employment of IP/xpedx and be paid a severance of 24 months base pay and your non-equity incentive plan payout at two times target. You must inform IP/xpedx of your decision regarding this severance within the seven days following the one-year anniversary of the Public Announcement.

ii.
If you are severed for any reason, other than discharge for cause, you will receive an amount equal to one and one-half (1.5) times: (i) annual base pay, plus (ii) the average annual NewCo Management Incentive Plan payments earned during your employment.

iii.
“Discharge for cause” is defined as a discharge resulting from employee’s willful misconduct, failure to comply with law or material company policy (including, but not limited to, the standards of conduct and codes of ethics), theft, dishonesty, falsification of company documents, or insubordination.

iv.	In order to receive the severance benefits described above, you must sign and not revoke a waiver and release of claims prepared by the Company at the time of termination.

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Notwithstanding anything to the contrary contained in this offer letter, you shall be entitled to participate in all health, welfare, retirement, equity and perquisite plans and programs made available to other comparable senior executives of Newco generally on terms and conditions no less favorable than those offered to such senior executives

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After you have accepted this offer of employment, you will receive instructions showing you how to access the online new hire materials you will need to complete for enrollment in our current IP/xpedx benefit plans, including the savings investments, retirement program, life insurance, optional medical, dental and long-term disability insurance as well as information on salary continuance and paid holiday eligibility. You may contact the Employee Service Center at 1-888-372-2968 and identify yourself as a new hire if you have any questions regarding benefits.

As mentioned, our offer to join IP/xpedx/ Newco is contingent upon the following:

•	The verification of your eligibility for employment in accordance with the federal E-Verify system;

•	Successful completion of our pre-placement Health Assessment Program, a drug screen, a background investigation, and reference checks; and

•	Your execution of the enclosed Non-Compete/ Non-Solicitation Agreement.

Please note that your employment with IP/xpedx/ Newco is “at-will” and is not guaranteed for any term. This means that both you and the company retain the right to terminate the employment relationship at any time and for any reason, with or without prior notice. Additionally, the terms and conditions of your compensation and benefits plans may be changed from time to time as necessary by IP/xpedx/ Newco at its sole discretion are subject to approval by the Newco Compensation Committee. It is anticipated that the expectations and opportunities for performance incentives will be consistent with that presented to potential Lenders.

This employment offer is based on your skill and ability and not because of trade secret or proprietary information of your former employer(s) of which you may have knowledge. By signing below, you expressly agree that during your employment with IP/xpedx/ Newco you will not utilize or disclose any trade secret or proprietary information belonging to your former employer(s). You also represent that if you are subject to a non-compete agreement or other restrictive covenant with a former employer or any other entity, you have advised us of the existence of that agreement and/or restrictive covenant and you have represented to us your understanding that the agreement and/or restrictive covenant will not prevent you from performing the duties of the position that we have offered you.

To confirm your acceptance of our offer, please sign this letter and return to Elizabeth Patrick at Elizabeth.patrick@xpedx.com, within the next 7 days. Please also complete the enclosed forms and include them when you return the signed copy of this letter.

All new employees are required by federal law to complete an I-9 Employment Eligibility Verification Form. To comply with this requirement, IP/xpedx participates in the federal E-Verify program, which is an electronic system established by the Department of Homeland Security and the Social Security Administration to verify identity and employment eligibility. Upon acceptance of this offer, you will receive an e-mail from the company’s external vendor, Sterling Direct, with a personal log-in and password and instructions that will enable you to complete Section 1 of the I-9 Form.

You must use E-Verify to complete Section 1 of the I-9 form on-line before your start date, or on your first day of employment. On your first day of work but no later than three days after you start, you will need to present originals of acceptable documentation (e.g., U.S. passport, permanent resident alien card, drivers’ license) to verify your identity and eligibility to work in the United States. A complete list of acceptable documents will be provided to you with the I-9 Form.

This offer letter constitutes the entire agreement with respect to your offer of employment and shall supersede all previous negotiations, oral communication and writings with respect to this offer of employment.

I am delighted that you are considering coming to IP/xpedx/ Newco and I believe that you will find this opportunity with us to be personally and professionally rewarding.

Sincerely,

/s/ Mary A. Laschinger
Mary A. Laschinger

Agreed & Accepted

/s/ Stephen Smith____________	Feb. 13, 2014 Stephen Smith Date

Enclosures:     New Hire Forms
Employment Application
Background Investigation Disclosure and Consent and Information Form
Benefits Overview for Salaried Employees

Exhibit A
Summary of Key Terms of LTIP
(attached)

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Annual LTIP Awards: Executive will be eligible to participate in NewCo’s long-term equity incentive program (LTIP). For the three year period of 2014-2016 (the “Initial Term”), Executive will have a target annual participation rate of $1,100,000 (collectively, the “LTIP Awards”). Although the details of the LTIP program are subject to review and approval by the NewCo Compensation Committee (the “Committee”), the current expectation is that 25% of the value of the LTIP Awards will be in the form of NewCo stock options (based upon the Black-Scholes value as of the date of grant, or other applicable valuation of such options as determined by the Committee) and 75% of the value of the LTIP Awards will be in the form of NewCo performance stock (based upon the value of the stock on the date of grant).

•	Vesting and Payment:

•	NewCo stock options will be subject to time-based cliff vesting at the end of three years from the date of grant, based on market competitive practices and,

•
NewCo performance stock awards will cliff vest at the end of the three year period following the date of grant and are conditioned on Executive’s continued employment through each applicable vesting date. NewCo performance stock LTIP Awards made in each year from 2014 through 2016 are payable (subject to vesting and performance criteria) three years after the award (e.g., the award made in 2014 is payable in 2017).

•	The actual amount of each of the LTIP Awards relative to target will be based upon the satisfaction of NewCo’s performance metrics established by the Committee.

•	Each of the LTIP Awards is conditioned on Executive’s continued employment through each applicable vesting date, i.e., the awards will not be prorated.

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NewCo shall have the right to deduct from any LTIP Award, including the delivery of performance shares, a sufficient amount to cover the withholding of all applicable federal, state local or foreign taxes applicable to withholdings for wages.

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The final terms and conditions of each LTIP Award will be set forth in the applicable grant documents related to such award and will be consistent with NewCo’s long-term equity incentive program approved by the Committee for such year. It is anticipated that the expectations and opportunities for performance incentives will be consistent with that presented to potential Lenders.

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Bridging LTIP Payments for 2015-2016. Because the LTIP payments will not begin until 2017, Executive will have the opportunity to earn payments of $1,100,000 in each of 2015 and 2016 (the “NewCo Bridging Award”). The NewCo Bridging Award payments will be payments from NewCo in the form of lump sum cash payment and stock, as detailed below.

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NewCo will make a guaranteed lump sum cash payment to Executive of 50% of the NewCo Bridging Award, payable at the end of the calendar year. The remaining 50% of the NewCo Bridging Award is payable at the sole discretion of the Committee based on NewCo performance metrics determined by the Committee. The Committee may make such payment in either a lump sum cash award, stock or some combination thereof. If NewCo’s performance exceeds the metrics, the Committee may, at its sole discretion increase the amount of this portion of the award.

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In order to qualify for a NewCo Bridging Award, the Executive must remain employed by NewCo until the payout for each calendar year, or have a Qualifying Termination prior to payout in that year. A Qualifying Termination is defined as:

•	Involuntary termination not for cause

•	Death

•	Long-Term Disability

If Executive’s employment terminates for any reason in 2015, he/she will not be eligible for the 2016 payment.

•	The NewCo Bridging Award payments, whether lump sum cash or stock, will be subject to all applicable federal, state local or foreign taxes applicable to withholdings for wages.